                                                                    EXHIBIT 10.1



                             POTASH SALES AGREEMENT


            Made and entered into as of the 1st day of January, 1990


                                 by and between


                             DEAD SEA WORKS LIMITED


                                       and


                             HAIFA CHEMICALS LIMITED

                             POTASH SALES AGREEMENT


         THIS AGREEMENT, made and entered into as of the 1st day of January, 1990 by and between DEAD SEA WORKS LIMITED, of Potash House, Beer Sheva 84100, Israel ("Seller"), and HAIFA CHEMICALS LIMITED, of P.O. Box 1809, Haifa ("Buyer");

                              W I T N E S S E T H:

         WHEREAS, Buyer desires to purchase and receive potash from Seller; and

         WHEREAS, Seller desires to sell and deliver potash to Buyer;

         NOW, THEREFORE, in consideration of these premises and the mutual promises set forth herein, the parties hereby agree as follows:

ARTICLE I - DEFINITIONS

As used herein:

1.1      "Ton" shall mean - 1,000 (one thousand) Kgs.

1.2 "Product" shall mean - Potash as set forth in Exhibit "A" attached hereto.

1.3      "Contract Year" shall mean - January 1st through December 31st.

1.4 "Contract Year Quota" shall mean - quantities of Product to be sold and delivered by Seller and purchased and received by Buyer in each Contract Year as set forth in sub-articles 3.1 and 3.2 below.

1.5       "Delivery Location" shall mean - Tzefa Plain.

1.6 "K(2)O" shall mean - the potassium content of the Product expressed as the mono oxide of potassium.

1.7      "Quarter" shall mean a period of three calendar months as follows:
         January 1st through March 31st, April 1st through June 30th, July 1st through September 30th, October 1st through December 31st.

1.8 "Basic Delivered Price" shall mean the basic delivered price calculated in accordance with the provisions of article 5.1 below.

1.9 "Expanded Facility" shall mean a 50,000 Tons manufacturing facility for Potassium Nitrate to be constructed at Buyer's premises in Haifa.

1.10 "The Expanded Facility Effective Date" (or "EFED") shall mean the date indicated in Buyer's advice to Seller to be given pursuant to sub-article 3.2 below as the date on which Buyer shall begin to require additional quantities due to the completion of the Expanded Facility.

1.11     "Specifications" shall mean - the specifications set forth in Exhibit
         "A".

1.12 "Israeli Market Product" shall mean - the quantity of Product used by Buyer for the manufacture of Potassium Nitrate and other products, if any, not exported by Buyer from Israel.

ARTICLE II - TERM

2.1 The term of this Agreement shall be from 1st January 1990 through 31st December 1999.

2.2 This Agreement may only be renewed by a written instrument signed by both parties hereto setting out the price, the duration of the renewed term and all other terms and conditions which shall apply during any renewed term.

ARTICLE III - QUANTITY

3.1 Seller shall sell and deliver and Buyer shall purchase and receive during each Contract Year 180,000 Tons of Product +/-15% Buyer's option.

3.2 Buyer has advised Seller that upon completion of the Expanded Facility Buyer's annual requirement for Product shall gradually increase up to 40,000 Tons +/-15% per Contract Year. Buyer shall advise Seller in writing from time to time the dates on which it shall commence to consume additional tonnage as part of the said 40,000 Tons at least 3 months prior to each such date, setting forth in such advice the additional quantity required, ALWAYS PROVIDED that the aggregate additional amount shall not exceed 40,000 Tons (+/-15%) per Contract Year.

         The quantity set forth in each such advice shall be added to the applicable Contract Year Quota. If the date on which Buyer's advice shall become effective shall not fall within the first month of the applicable Contract Year then the quantity added to that Contract Year Quota shall be determined on a pro rata basis.

3.3 Should Buyer request additional tonnage in excess of the quantities set forth in 3.1 and/or 3.2 above, Seller will use reasonable efforts to supply the same, but Seller shall have no obligation to supply such additional tonnage.

3.4 Without prejudice to the provisions of sub-articles 3.1, 3.2 and 3.3 - Buyer shall advise Seller at least 3 (three) months prior to the commencement of each Contract Year the estimated quantity of Product to be delivered and received during each Quarter of the applicable Contract Year. Quantities in respect of each Quarter may be adjusted by Buyer not later than 30 (thirty) days prior to the commencement of the applicable Quarter.

3.5 In each calendar month of each Contract Year, Buyer will take delivery of not less than 5% (five percent) and not more than 10% (ten percent) of that total Contract Year Quota.

3.6 In the event that Buyer will take delivery of less than the said 5% during any calendar month (hereinafter - "the Minimum Monthly Quantity") for any reason whatsoever, except Seller's default, Seller will be entitled, without prejudice to any rights afforded it hereunder and under the law, to reduce that Contract Year Quota, by amounts not exceeding in the aggregate the difference between the Minimum Monthly Quantity and the aggregate quantity actually received by Buyer during that calendar month.

3.7      Buyer shall not use the Product purchased hereunder for the purpose of
         (a) resale of same; or (b) for the purpose of manufacturing in any way or manner, selling or otherwise dealing with technical grade Potash or SOP.

ARTICLE IV - DELIVERY, TITLE, RISK & SHIPMENT

4.1 Product shall be delivered to Buyer fob railway cars at Tzefa Plain. If no railway cars shall be available Product shall be delivered fob Buyer's trucks at Tzefa Plain.

4.2 Risk of loss and damage to the Product shall pass to Buyer as Product is progressively loaded upon trucks or railway cars, as the case may be, at the Delivery Location.

ARTICLE V - PRICE

5.1 The Basic Delivered Price for each Ton of Product during any Quarter shall be:

                                  BP = WAF - FC

         Where:

         BP    =    Basic Delivered Price;

         WAF   =    weighted average of the fob Israeli port price received by
                    Seller for non-granulated potash exported from Israel during the immediately preceding Quarter.

         FC    =    Variable costs per Ton from FOB cars Tzefa Plain to fob
                    vessel in the port of Ashdod.

5.2 In addition to the Basic Delivered Price Buyer shall pay Seller an amount equal to the amount of export premiums and benefits (such as, including but without limitation, Bituach Shaar or any other similar or substitute programmes) of whatsoever kind or nature which would have been paid to Seller or to which Seller would have been entitled had Product sold to Buyer hereunder been exported by Seller during the preceding Quarter;

5.3 In addition to the amounts referred to in 5.1 & 5.2 above, Buyer shall pay Seller a premium of U.S.$ 4.25 per Ton of Product sold and delivered to Buyer.

ARTICLE VI - DISCOUNTS

6.1 For the purposes of this article VI the following expressions shall have the meaning assigned to them hereunder:

         -        "Expanded Facility" - as defined above.

         - "Extra Discount Period" shall mean the period during which Buyer shall be entitled to an additional discount of 5% (five percent) as set forth in article 6.3 below, which period shall begin on the EFED and shall terminate upon the occurrence of the earlier of:

                  (a) 3 (three) years after the EFED but not later than 31.12.1995; or

                  (b) after Buyer shall have received the discount referred to in 6.3 below - for and in respect of a total quantity of 80,000 Tons.

         - "Excess Quantity" - in respect of each month during the Extra Discount Period Product sold and delivered to Buyer in the relevant Contract Year in excess of 200,000 Tons divided by 12 (and a pro rata quantity in respect of part of a month).

6.2 During the life of this Agreement, Buyer shall receive a discount of 3% (three percent) on the Basic Delivered Price and on the amounts referred to in sub-article 5.2 above, on all Product, sold and delivered to it by Seller.

6.3 In addition to the discount referred to in sub-article 6.2 above, Buyer shall be entitled to receive a discount of 5% (five percent) on the Basic Delivered Price and on the amounts referred to in sub-article 5.2 above for and in respect of Excess Quantity only sold and delivered during any calendar month falling within the Extra Discount Period.

6.4 For the avoidance of doubt it is hereby clarified that amounts or payments pursuant to the provisions of sub-article 5.3 above shall not be deemed or considered as part of the price for the purpose of calculating the discounts referred to in sub-articles 6.2 and 6.3 above.

6.5 Notwithstanding anything to the contrary herein contained it is agreed that in the event that the granting of the discounts referred to in sub-articles 6.2 or 6.3 above shall result in a delivered price payable to Seller of less than the Minimum Price (as defined below), then the discounts shall be adjusted so that the delivered price shall not be less than the Minimum Price. For the purposes hereof the Minimum Price shall mean - cost of production plus all other expenses incurred by Seller up to and including the Delivery Location, as reflected in the audited financial statements of Seller.

ARTICLE VII - TERMS OF PAYMENT

7.1 Seller shall invoice Buyer, at the end of each calendar month or as soon as practicable thereafter, for Product delivered during that calendar month. Premiums and all other payments (if any) due to Seller pursuant to the provisions of this Agreement as well as all discounts due to Buyer (if any) shall be reflected in each monthly invoice.

7.2 Payments in full for Product delivered shall be made by Buyer within 60 (sixty) days from the end of the calendar month in which that Product was delivered.

7.3 Overdue amounts shall carry interest at the then current Libor Rate (taking into consideration amount and time involved) + 2% from date on which payment is due pursuant to the provisions hereof until actual payment. The above is in addition to all rights and remedies which Seller may have in case of default by Buyer.

7.4 Invoices shall be in U.S.$ and all payments (including interest) shall be made in said currency unless otherwise agreed upon by the parties hereto.

         In the event that it will not be permitted to effect payments in U.S.$ then the currency used for payments shall be Israeli and the amount of New Israeli Shekels payable shall be determined in accordance with (i) with respect to sales of Israeli Market Product - the representative rate of exchange (as published by the Bank of Israel) published immediately before actual payment is made; and (ii) with respect to all other sales of Product the then prevailing rate of exchange for the conversion by Seller of U.S.$ (being proceeds of export sales) into Israeli Shekels excluding any premiums which Seller is entitled to receive from Buyer under any other provision hereof.

         In the event that the representative rate of exchange shall not be published by the Bank of Israel then a substituting rate shall be used, which shall resemble the principles reflected in the determination of the representative rate of exchange.

ARTICLE VIII - WARRANTY

8.1 Seller warrants that Product delivered hereunder shall materially conform to the Specifications.

         THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED AND SELLER EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES INCLUDING, BUT WITHOUT LIMITATION, THAT PRODUCT WILL BE FIT FOR BUYER'S PARTICULAR USE OR PURPOSE.

         Unless Seller receives written notice otherwise within 15 (fifteen) days after delivery of the Product to Buyer, the Product will be deemed to conform to Specifications.

ARTICLE IX - LIABILITY AND CLAIMS

9.1 Seller shall not be liable for special, consequential or coincidental damages arising out of non-delivery, use, inability to use or any other cause whatsoever, whether in contract, tort or otherwise.

9.2 Without prejudice to the provisions of sub-articles 9.1 above and 9.4 below, in no event shall any claim made by Buyer for non-delivery of the Product, shortage of weight, deficiency in analysis or for any other reason whatsoever be greater than the purchase price of that portion of the Product in respect of which such claim is made.

         The amount referred to above constitutes the maximum amount that may be claimed by Buyer in respect of damages not excluded from Seller's liability under the provisions of sub-article 9.1 above and shall not be interpreted so as to impose an obligation upon Seller to indemnify, compensate or otherwise pay Buyer the above amount.

9.3 All claims shall be supported by appropriate documentary evidence and must be made in writing, within 15 (fifteen) days after delivery of Product to Buyer. Failure to give written notice of claim within the specified time shall constitute a waiver by Buyer of all claims in respect of such Product.

9.4 In the event that Product shall not conform to the Specifications, the following shall apply:

         9.4.1 If Product delivered shall contain more than 1000 PPM insolubles in water, Buyer shall have the option to either reject such Product (in accordance with the provisions hereinbelow stipulated), or take delivery of same but not pay in respect thereof the premium of U.S.$ 4.25 referred to in sub-article 5.3 above.

         9.4.2 If Product delivered shall have less than 60% (sixty percent) K2O a pro rata rebate will be allowed in case of undertest (calculated on the basis of 60% K2O).

         9.4.3 If Product delivered shall materially not conform to Specifications (other than specifications referred to in 9.4.1 and 9.4.2 above) Buyer shall be entitled to reject such Product in accordance with the provisions hereinbelow stipulated.

9.5 Buyer's right to reject Product as above set forth shall only apply to Product which shall not have been contaminated or impaired subsequent to delivery thereof to Buyer and Buyer shall be entitled to exercise same if, and only if, a claim in respect thereof shall have been made in accordance with the provisions of sub-article 9.3 above within the time therein stipulated.

9.6 In the event of rejection of Product as above mentioned, the following shall apply:

         9.6.1 Buyer shall ship such Product and it shall be promptly unloaded at either Ashdod or Delivery Location, as will be determined by Seller. All costs of loading (if any) at Buyer's plant in Haifa, shipment therefrom to the relevant location and unloading of Product rejected as aforesaid, will be borne by Seller.

         9.6.2 Seller shall replace the rejected Product by delivering to Buyer an equivalent quantity. Seller shall not be required to pay for rejected and returned Products in accordance with the provisions of this article 9. All costs of loading replacing Product at the Delivery Location and shipping it therefrom to Buyer's plant in Haifa will be borne by Seller.

         9.6.3 Buyer shall not be entitled to receive and Seller shall not be required to pay Buyer compensation, indemnification or other payments or expenses of whatsoever kind or nature with regard to rejected Product, the rejection of Product or as a consequence thereof or otherwise, except that if Seller shall have received payment for Product which has been rejected pursuant to the terms hereof and has not replaced same as in
                  9.6.2 set forth, Seller shall apply any amount so received as credit for future purchases of Product hereunder.

9.7 The parties recognize the importance to Buyer that a certain soot level in Product sold and delivered to Buyer hereunder be established and maintained. The parties differ, on the date of signature hereof as to the existence of an adequate method to be utilized for the determination of such level and therefore the parties shall act in accordance with the following provisions:

         9.7.1 The parties shall jointly attempt to establish a mutually acceptable method to be applied and utilized in determining the soot level in the Product (hereinafter - "the Adequate Method").

         9.7.2 In the absence of agreement between the parties until the 31st day of December 1990 as to the Adequate Method, the parties or either of them shall petition the President of the Weizman Institute in Rehovot to appoint a team of experts in order to determine the Adequate Method.

                  The number of experts who shall be so appointed shall be at the discretion of the appointor and each party hereto shall be entitled to appoint one representative to such a team who is well conversed in the field of chemistry. The parties' representatives in such a team shall serve as observes with the right to voice their opinions, receive information and discuss any and all matters with the members of the team but they shall have no vote, if votes shall be taken in the determination of the Adequate Method. The decision of the team shall be binding upon the parties. The costs involved in the work and determination of the said team of experts shall be borne and paid for by Seller and Buyer in equal portions.

         9.7.3 Seller has taken and shall take a sample, at its plant in Sdom, from each Shipment of Product (as defined in 14.2.1 below) during the period commencing on 16th. November, 1989 and terminating on the 30th. June, 1990 and shall retain the same until the determination of the ASL (as defined below) in accordance with the provisions hereof. Upon the establishment of the Adequate Method all samples taken during the said period shall be analysed by utilizing the Adequate Method in order to determine the soot level in each sample (hereinafter
                  - "the Analysed Samples").

                  The average level of soot in all of the Analysed Samples (except as stipulated in 9.7.6.2 below) (which average shall be determined by adding up all the units by which soot level shall be measured, found in all the Analysed Samples and dividing the result by the number of the Analysed Samples) multiplied by 1.6 (one point six), shall constitute the maximum permitted level of soot in Product to be delivered to Buyer hereunder (hereinafter - "the Allowed Soot Level" or "ASL"), as of the application of the Adequate Method and thereafter. (The period commencing on the 1st day of January 1990 and terminating upon the actual application of the Adequate Method shall hereinafter be referred to as - "the Interim Period").

         9.7.4 As of the time on which the ASL shall have been established and applied and thereafter the ASL shall constitute an integral part of Section A of Exhibit "A" and Product delivered to Buyer with a higher soot content than the ASL shall, mutatis mutandis, be governed by the provisions applicable to Product having more than 1000 PPM insolubles in water.

         9.7.5 Soot level in Product supplied to Buyer during the Interim Period shall be the same as or substantially similar to the soot level in Product supplied to Buyer during 1989 (hereinafter - "the Previous Soot Level" or "PSL"). Failure on part of Seller to supply Product with a soot level equal to or less than the PSL shall entitle Buyer to the sole and only remedy of returning Product with a soot level in excess of the PSL subject to the following:

                  9.7.5.1 Buyer shall advise Seller (by telephone followed by a facsimile message) immediately upon detection by Buyer of Product allegedly having excessive soot level which Buyer intends to return to Seller and in no event later than 30 hours after delivery thereof to Buyer and not later than 2 p.m. on any working day. Such advice shall specify the quantity involved and all relevant details leading to Buyer's decision to return the Product.

                  9.7.5.2 Upon receipt of such advice, Seller shall be entitled to send a representative to the location of the allegedly contaminated Product within 6 (six) hours of the time of receipt of such advice in order to:
                           (a) visually inspect same; and (b) take a sample therefrom.

                  9.7.5.3 No Product shall be returned before Seller's representative has inspected the allegedly contaminated Product or failed to do so within the stipulated time.

         9.7.6 If Product allegedly having an excessive soot level shall be returned to Seller during the Interim Period in accordance with the terms hereof:

                  9.7.6.1 Seller shall (subject to 9.7.7 below) pay 50% of the costs of its return (i.e., 50% of shipment cost from Buyer's facility in Haifa to the place of return which shall be any one or more of the following places, Seller's option: Ashdod or Tzefa).

                  9.7.6.2 Samples taken from returned shipments shall not be included in the Analysed Samples and shall not be used for the purpose of determining the ASL.

         9.7.7 Notwithstanding 9.7.6 Seller shall not be required to pay the costs referred to in 9.7.6 above in respect of any returned shipment if the sample therefrom shall have been found to contain by using the Adequate Method, a soot level equal to or less than the ASL.

         9.7.8 If Product shall be returned to Seller for having or allegedly having excessive soot content therein in accordance with the terms hereof, Seller shall deliver to Buyer at the Delivery Location replacing Product (for which Buyer shall not be required to pay Seller if it paid seller the amount due for the returned Product) having acceptable soot level to Buyer, and the provisions of sub-articles 9.6.1 and 9.6.2 shall not apply to any returned or replacing Product.

         9.7.9 For the avoidance of doubt it is hereby clarified that during the Interim Period, no deduction of whatsoever kind from the price payable to Seller hereunder shall be made if Product delivered to Buyer shall contain, or allegedly contain, excessive soot level.

9.8 Buyer shall not delay or withhold payments in respect of Product delivered notwithstanding any claim which has been or could have been made by Buyer except for payments in respect of Product rejected and returned by Buyer pursuant to the provisions of sub-article 9.6 above, but said exception shall not apply to Product returned, for having or allegedly having excessive soot level, during the Interim Period.

ARTICLE X - TAXES

10.1 Value Added Tax due or payable with regard to the sale and purchase of the Product hereunder shall be borne and paid by Buyer.

10.2 If any tax (other than tax on the overall net income of Seller), charge, fee, levy or duty shall be imposed or increased upon the sale or purchase of the Product at any time after the date of signature hereof, the amount thereof shall be borne and paid by Buyer.

ARTICLE XI - FORCE MAJEURE

11.1 Each of the parties hereto shall be relieved of its obligations hereunder if and to the extent that it is prevented from performing the same by any cause beyond its reasonable control, including, without in any way limiting the generality of the foregoing, acts of God, war, the elements, explosion, fire, riots, strike, lock-out or other differences with workmen (neither party shall be required to settle any labor dispute against its own best judgement), shortage of utility, facility, material or labour, breakdown, accident or compliance with or other action taken to carry out the intent or purpose of any law or regulation.

         The party so affected shall promptly notify the other of the existence of such cause, of its expected duration, and of the estimated effect thereof (to the extent known) on its ability to perform its obligations hereunder.

         Each party so affected shall promptly notify the other party when such cause ceases to affect its ability to perform its obligations hereunder.

ARTICLE XII - ALLOCATION

12.1     In the event of Seller's inability, for any of the causes set forth in
         Article 11.1 above, to supply the total demand of Seller's customers (anywhere in the world) for the Product, Seller shall have the right to allocate its available supply among Seller's customers on a fair and equitable basis, and the relevant Contract Year Quota shall be adjusted accordingly.

ARTICLE XIII - DEFAULT BY OR INSOLVENCY OF BUYER

13.1 If Buyer fails to pay any amount due or payable to Seller hereunder within the stipulated time, Seller may, in addition to any other rights it may have, suspend shipment and delivery of Product until such default is made good.

         In the event that such suspension shall result in Buyer receiving, during any calendar month, less than the Minimum Monthly Quantity (as defined in sub-article 3.6 above) the provisions of sub-article 3.6 shall apply.

         Waiver by Seller of any default by Buyer hereunder shall not be deemed as a waiver of any default thereafter occurring.

13.2 Non payment within the times herein set for payment and a breach of or non-compliance with any of the provisions of sub-article 3.1, 3.2, 3.7, 7.2, 9.8 and 15.1 shall be deemed as a fundamental breach of this Agreement.

13.3 If Buyer becomes insolvent or ceases to function as a going concern or if a Receiver for it is appointed or applied for, or a petition under any bankruptcy or reorganization statute is filed by it or against it, or if it makes an assignment for the benefit of creditors or takes advantage of any insolvency statute, Seller may forthwith terminate this Agreement without further liability to Buyer but such termination shall be without prejudice to the rights of the parties with respect to Product therefore delivered to Buyer.

ARTICLE XIV - WEIGHT AND ANALYSIS

14.1 The weight of the Product delivered hereunder shall be determined by weighing on officially certified scales designated by Seller and the cost of weighing shall be for the account of Seller.

         Such weighing shall be binding on both parties hereto and shall serve as a basis for billing Buyer hereunder.

14.2     14.2.1   Seller shall, at its plant in Sdom, take a sample from each
                  Shipment of Product and shall analyse the same in accordance with the analysis method then used by Seller.

                  "Shipment of Product" shall mean - total quantity of Product in Sdom shipped to Buyer on any calendar day.

                  Each sample taken shall be divided into three portions. One portion shall be analysed by Seller as herein provided. One portion shall be made available to Buyer and shall be shipped to Buyer at Buyer's account, once a week. One portion shall be retained by Seller for a period of not less than 30 (thirty) days.

         14.2.2 Seller shall telefax to Buyer daily copies of the analysis results.

         14.2.3 Until such time that the analysis method referred to in 14.2.5 below shall be applied (if at all), Seller's analysis results referred to above shall be binding on the parties hereto.

         14.2.4 Buyer shall be entitled to analyse samples of Product taken from Seller as provided in 14.2.1 above.

         14.2.5 If Buyer's analysis result shall indicate that Product delivered contains more than 1000 PPM insolubles in water and Buyer's and Seller's respective analysis results referred to above shall differ by more than 10% with regard to the PPM insolubles in water content in the Product, or shall substantially differ with regard to other Specifications that materially affects Buyer (except the K2O content in Product), then Buyer shall be entitled to request that samples shall be analysed in a way to be agreed upon between the parties.

         14.2.6 If the parties shall fail to agree as to the analysis method, the matter shall be referred to an individual to be appointed by both parties who is well conversed with the chemical issues involved.

                  In the absence of agreement between the parties as to whom that individual should be, he shall be appointed at the joint request of the parties by the then head of the chemistry department of the Ben Gurion University in Beer-Sheva.

         14.2.7 The decision of the individual appointed shall be final and binding upon the parties.

         14.2.8 Buyer shall have the right to take samples at the Delivery Location. If Buyer shall analyse samples taken at the Delivery Location and shall continuously receive results regarding the PPM insolubles in water content which substantially differ from Seller's analysis results in a way which materially affects Buyer then, at the request of Buyer, Seller and Buyer shall hold discussions, exchange views and carry on such agreed tests and experiments with a view of finding out the reason for such substantially different results.

ARTICLE XV - RIGHT OF SET-OFF

15.1 Buyer shall not be entitled to set-off, or otherwise deduct any sums from any amount which may be due or payable to Seller hereunder or otherwise.

ARTICLE XVI - WAIVER OF DEFAULT

16.1 Any failure by either party at any time, or from time to time, to enforce or require the strict keeping and performance of any performance of any term or condition of this Agreement shall not constitute a waiver by such party of any subsequent breach of such term or condition, or of the right of such party to avail itself of such remedies as it may have for any such subsequent breach.

ARTICLE XVII - ASSIGNMENT

17.1 This Agreement or any right or obligation thereunder shall not be assignable in whole or in part by either party without the prior written consent of the other party, except that Seller may assign its right to receive payments hereunder.

         Any assignment without such prior written consent (if consent is required) shall be deemed void ab initio.

ARTICLE XVIII - ENTIRE AGREEMENT AND HEADINGS

18.1 This Agreement constitutes the entire agreement between the parties hereto with reference to the subject matter hereof, and all proposals, negotiations, representations, if any, made prior and with reference hereto are merged herein. No past conduct or custom of trade previously applied in the parties' past business between themselves shall at any time affect the interpretation of this Agreement.

         No terms or conditions, other than those stated herein, and no agreement or understanding in any way modifying the terms and conditions stated herein, shall be binding on either party unless made in writing and signed by both parties.

18.2 The headings herein are for the sake of convenience only and shall not be relied upon in the interpretation or construction of this Agreement.

ARTICLE XIX - CPA'S CERTIFICATES

19.1 At the request of Buyer, Seller shall deliver to Buyer, as soon as practicable after termination of each Contract Year a letter from Seller's CPA certifying that pricing of Product sold and delivered to Buyer turning that Contract Year conform to the applicable provisions of the Agreement.

19.2 At the request of Seller, Buyer shall deliver to Seller, as soon as practicable after termination of each Contract Year a letter from Buyer's CPA certifying that quantity of Israeli Market Product declared by Buyer in respect of that Contract Year conform to the applicable provision of the Agreement.

ARTICLE XX - STAMP DUTIES

20.1 Stamp duties in respect of this Agreement shall be borne and paid for by Buyer.

ARTICLE XIX - NOTICES

21.1 All notices and other communications hereunder shall be in writing and shall be addressed to the parties at their respective above mentioned address.

21.2 Either party may change the address or official to which notices shall be given by notice to the other party as herein provided.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed.


         /s/                                      /s/ Amiad Cohen
-------------------------------------        ------------------------------
         DEAD SEA WORKS LTD.                      HAIFA CHEMICALS LTD.